Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (this “Agreement”), dated as of May 20, 2024 (the “Effective Date”), is entered into by and between Stephen E. Croskrey (“Executive”) and Danimer Scientific, Inc. (the “Company”). Executive and the Company are each referred to herein as a “Party” and together as the “Parties.” Capitalized terms used but undefined herein shall have the meanings attributed to them in that certain Amended and Restated Employment Agreement by and between Executive and the Company, dated July 23, 2021 (the “Employment Agreement”), a copy of which was filed as Exhibit 10.1 to the Company’s 8-K dated July 29, 2021.

WHEREAS, reference is made herein to (i) the Live Oak Acquisition Corp. 2020 Long-Term Incentive Plan (the “LTIP”; capitalized terms used but undefined in this paragraph shall have the meanings attributed to them in the LTIP or the applicable Award Agreement (as defined in the LTIP) thereunder (such Award Agreements collectively, the “Award Agreements”)) and (ii) the following equity awards made to Executive thereunder: (a) Restricted Stock Award dated March 10, 2021 granting in the aggregate 754,518 shares of restricted stock; (b) Non-Qualified Stock Option Award dated December 29, 2020 granting in the aggregate 2,571,737 Option Shares with an Exercise Price of $24.20; (c) Non-Qualified Stock Option Award dated July 23, 2021 granting in the aggregate 244,073 Option Shares with an Exercise Price of $18.24; (d) Non-Qualified Stock Option Award dated July 23, 2021 granting in the aggregate 1,154,616 Option Shares with an Exercise Price of $24.20; (e) Non-Qualified Stock Option Award dated March 15, 2022 granting in the aggregate 972,222 Option Shares with an Exercise Price of $3.99; (f) Non-Qualified Stock Option Award dated February 28, 2023 granting in the aggregate 300,000 Option Shares with an Exercise Price of $7.50; and (g) Non-Qualified Stock Option Award dated February 28, 2023 granting in the aggregate 750,000 Option Shares with an Exercise Price of $2.58;

WHEREAS, Executive intends to retire from employment with the Company on or before December 31, 2024. Executive’s actual date of separation from employment with the Company is referred to herein as the “Retirement Date”;

WHEREAS, Executive acknowledges that between the Effective Date and the Retirement Date (the “Transition Period”), the Company will be engaged in the process to identify and install a successor Chief Executive Officer (“CEO”) and the Company may require Executive’s assistance in transitioning the CEO role from Executive to such successor CEO; and,

WHEREAS, in connection with the Parties entry into this Agreement, the Parties wish to memorialize certain (i) rights and obligations of the Parties during the Transition Period, (i) terms of Executive’s employment, including compensation terms, that will be in effect during the Transition Period, and (ii) benefits for which Employee will be eligible following the Retirement Date, subject to Executive’s compliance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.
Executive’s Notice of Resignation.
(a)
Executive hereby provides the Company with written notice of his resignation from the Company without Good Reason, pursuant to Section 3(l)(vi) of the Employment Agreement. Executive’s Retirement Date shall be a date on or before December 31, 2024.
(b)
Executive hereby resigns from his position as Chairman of the Board of Directors of the Company (the “Board”) as of the Effective Date. For the avoidance of doubt, Executive does not resign from his position as a Director of the Board as of the Effective Date.

The Parties hereby acknowledge and agree that this Agreement fully satisfies the termination notice obligations set forth in Section 3(q) of the Employment Agreement.

2.
Public Disclosures.
(a)
Executive and the Company agree to the statement attached hereto as Exhibit A as the initial public announcement of Executive’s planned retirement from the Company (the “Initial Disclosure”). The Executive and the Company agree that the Initial Disclosure shall be made on May 20, 2024, or such other date as mutually agreed by Executive and the Company.
(b)
Executive acknowledges that the Company shall make public disclosures regarding Executive’s notice of retirement and retirement as required by applicable law (a “Mandatory Disclosure”). The Company retains the authority to determine the content and timing of any Mandatory Disclosure, which shall be made in accordance with applicable law; to the extent consistent with the requirements of applicable law, the Mandatory Disclosure shall be consistent with the messaging in the Initial Disclosure.
(c)
The Company agrees that Executive is permitted to issue a public statement, consistent with the messaging in the Initial Disclosure, concerning Executive’s intention to retire from employment with the Company not later than December 31, 2024 (the “Executive Disclosure”). The Company and Executive shall cooperate to mutually agree upon timing and language of the Executive Disclosure, and Executive shall not unreasonably withhold consent to the Company’s proposals.
(d)
The Company shall have the right to make additional public disclosures, consistent with the messaging in the Initial Disclosure and this Agreement, regarding (i) Executive’s retirement, (ii) the Company’s search for a successor CEO, (iii) the Company’s plans for operation and governance during the Transition Period, and (iv) related matters. The Company shall seek input from Executive regarding such disclosures; however, the Company shall retain discretion regarding the ultimate nature and content of such disclosures.
3.
Board Actions.
(a)
Executive shall remain a Director on the Board through his current term, scheduled to expire as of the Company’s annual meeting of stockholders to be held on or about July 9, 2024 (the “2024 Annual Meeting”). Executive shall be included in the slate of nominated Board members for the 2024 shareholder vote scheduled to take place at the 2024 Annual Meeting. In the event the Board requests that Executive resign from his position as a Director on the Board at any time after the 2024 Annual Meeting, Executive shall comply with such request and take all requisite action to promptly effectuate his resignation as a Director on the Board.
(b)
Executive acknowledges that, following his resignation from his role as Chairman of the Board as of the Effective Date, the Board shall elect a new Chairman of the Board. The Parties acknowledge that the Board intends to appoint current Director, Richard Hendrix (“Mr. Hendrix”) as Chairman of the Board, subject to Board approval. Executive acknowledges and agrees that, in the event the Board appoints Mr. Hendrix as Chairman of the Board, such position shall be inclusive of an Interim Executive Chairman role and Mr. Hendrix shall be delegated appropriate authorities with respect to rights to manage the Company and to direct Executive during the Transition Period.
(c)
The Parties acknowledge that (i) the Board intends to form an Executive Committee responsible for Company strategy, management transition, and the search for a successor CEO, and (ii) the Board intends for the following Directors to serve of such Executive Committee: Mr. Hendrix, David Moody, John Amboian (“Mr. Amboian”), and Executive, in each case, subject to Board approval. The Parties further acknowledge that the Board intends to appoint Mr. Amboian as Chair of the Compensation Committee of the Board, subject to Board approval.
4.
Retirement Date; Transition Period.
(a)
Unless earlier terminated by Executive or the Company in accordance with the terms of the Employment Agreement, Executive’s employment with the Company and any of its subsidiaries and affiliates, as applicable, shall end on December 31, 2024. As of the Retirement Date, Executive will have no further employment relationship with the Company or any of its subsidiaries and affiliates.
(b)
During the Transition Period:
(i)
Executive shall be subject to the direction of Mr. Hendrix in his role as Interim Executive Chairman, and Mr. Hendrix and the Company shall have the discretion to modify, alter, reduce, lessen or remove Executive’s authorities, duties, responsibilities or reporting structure in any manner;
(ii)
The Company shall have the right, in its sole discretion, to transfer Executive out of the CEO position and into the position of Special Advisor at any time prior to the Retirement Date (a “Transfer”). Following a Transfer, the Company may direct Executive to perform: (A) such duties as the Company reasonably determines necessary to assist in the transition of a successor CEO or (B) to perform no work. Regardless of any such Transfer, Executive’s compensation terms and conditions shall remain unchanged during the Transition Period;
(iii)
Executive shall not be eligible to receive any award, payment, compensation or other benefits as a result of or in connection with Executive’s status as a Director of the Board during any portion of the Transition Period; provided, in the event that Executive holds a position as Director of the Board during any term that includes a portion of the Transition Period and continues after the end of the Transition Period, Executive shall be eligible to receive any applicable award, payment, compensation or other benefit arising as a result of or in connection with such position, multiplied by a fraction, the denominator of which is the total number of days in the term of Executive’s positions as a Director of the Board and the numerator of which is the number of days during such term following the end of the Transition Period, subject to the applicable terms and conditions of such award, payment, compensation or other benefit; and
(iv)
except as otherwise provided in this Agreement, the terms of the Employment Agreement shall continue to govern the terms of Executive’s employment with the Company.
(c)
By executing this Agreement, Executive has provided the Company and the Board (and any member or committee thereof) with Executive’s written consent for the Company and the Board (and any member or committee thereof) to execute this Agreement, and to take any action (or omission to act) reasonably contemplated by this Agreement, including the changes to Executive’s employment positions, authority, duties, responsibilities, or reporting structure. Notwithstanding anything in this Agreement, the Employment Agreement or any other agreement between Executive and the Company to the contrary, Executive agrees and acknowledges that in no event shall any action (or omission to act) by the Company or the Board (or any member or committee thereof), in each case taken pursuant to and consistent with the terms of this Agreement, including for the avoidance of doubt the execution of this Agreement, actions (or omissions to act) by any Person in connection herewith, including the implementation of a Transfer or otherwise operating under the transition structure and scheme resulting from Executive’s notice of retirement and this Agreement, and any event or condition resulting therefrom, constitute a breach of any provision of the Employment Agreement (material or otherwise), a termination of Executive’s employment without Cause (including as a matter of constructive discharge), or Good Reason for Executive to terminate Executive’s employment with the Company. Executive expressly waives any right Executive may have to claim or assert that the Company has terminated Executive’s employment with the Company without Cause, or that Executive has Good Reason to terminate Executive’s employment with the Company, in each case as a result of or in connection with any of the actions (or omissions to act) the Company or the Board is permitted to take under this Agreement.
5.
2024 Incentive Awards.
(a)
With respect to Executive’s Annual Incentive Award for 2024, as provided for in the Employment Agreement, the minimum bonus target shall be the $49,872,243 target (the “Minimum Target”) set forth in the 2024 PHA Sales Bonus Grid previously established by the Company (the “Bonus Grid”) and the maximum bonus target shall be the $74,808,365 target (the “Maximum Target”) set forth in the Bonus Grid, with each of the interim target thresholds between the Minimum Target and the Maximum Target remaining as reflected in the Bonus Grid (each, an “Interim Target”). Provided that Executive is in compliance with this Agreement and his obligations to the Company with respect to the Transition Period, the 2024 Annual Incentive Award shall be as follows: (i) if the Minimum Target is achieved, 1.25 times Executive’s Annual Base Salary, (ii) if an Interim Target is achieved, between 1.25 times and 2.5 times his Annual Base Salary scaled ratably depending on the level of Interim Target achieved, or (iii) if the Maximum Target is achieved, 2.5 times his Annual Base Salary. In the event the Company does not achieve at least the Minimum Target, provided that Executive is in compliance with this Agreement and his obligations to the Company with respect to the Transition Period, and subject to Executive’s timely execution and non-revocation of a waiver and release of claims in favor of the Company and its affiliates in a form substantially similar to the form attached hereto as Exhibit B (the “Release”), Executive shall be eligible to receive .625 times his Annual Base Salary. Such Release shall not require Executive to Release the Company from satisfaction of any vested benefit obligations owed by the Company, but not yet provided to Executive pursuant to this Agreement. For the avoidance of doubt, in the event of achievement in excess of the Maximum Target, the actual amount of the 2024 Annual Incentive Award will be capped at 2.5 times Executive’s Annual Base Salary. Whether the Company has identified a successor CEO shall have no impact on Executive’s eligibility for the Annual Incentive Award for 2024. The Annual Incentive Award for 2024 will be paid no later than March 15, 2025.
(b)
Executive shall not receive any Long Term Incentive Award as an employee for 2024. Executive shall not receive any new equity grants other than in connection with his continued service, if any, on the Board following the Retirement Date.
6.
Obligations Upon Termination. Provided that (a) Executive’s employment with the Company is not terminated by the Company for Cause prior to or as of the Retirement Date; (b) Executive timely executes (and does not revoke) and delivers to the Company a Release on or following the Retirement Date; and (c) Executive complies with each of Executive’s obligations set forth herein, and all other ongoing obligations to the Company, including those obligations set forth in Sections 4(r) and 5 of the Employment Agreement, then:
(i)
reasonably promptly after the date that the Release becomes effective, with respect to Executive’s outstanding LTIP awards issued prior to the Effective Date pursuant to the LTIP and the Award Agreements, the Board shall take such action as is necessary to cause the Committee (as defined in the LTIP) to amend the Award Agreements, as applicable, to provide for continued vesting in accordance with the terms thereof as if Executive remained a Director on the Board through the outside vesting date for such award and, in the case of stock option awards, an outside exercise date not later than the 10th anniversary of the original grant date. For the avoidance of doubt all performance stock awards shall be forfeited as of the Retirement Date; and,
(ii)
reasonably promptly after the date that the Release becomes effective, the Company shall transfer title or ownership, as applicable, to Executive of: (A) the Company-owned vehicle provided to Executive for use during Executive’s employment with the Company (2018 Ford 150), and (B) any Company-owned laptops and/or cell phones provided to Executive for use during Executive’s employment with the Company (collectively, the “Devices”); provided, however, before such transfer with respect to the Devices occurs, the Company shall be afforded reasonable opportunity and access to the Devices to review the contents of the Devices and remove or delete therefrom of any information belonging to the Company or its affiliates, including for the avoidance of doubt any Proprietary Information; and
(iii)
subject to Executive’s timely election to continue coverage for Executive and Executive’s dependent spouse, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall remit direct payment on Executive’s behalf on a monthly basis for an amount not to exceed the full amount of the monthly health insurance premium payment for active Company employees (the “Monthly COBRA Amount”) for the period beginning on the Retirement Date and ending on the earlier of (1) the date Executive becomes eligible to enroll in health insurance from an alternate employer (and, in such case, Executive shall notify the Company of such eligibility within five days following becoming eligible) or (2) the end of the full COBRA period allowable under applicable law. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or its affiliates, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Executive without such adverse impact on the Company or its affiliates.
7.
Attorney’s Fees. Provided that Executive provides the Company with documentation reasonably substantiating the attorney’s fees actually incurred by Executive arising from or in connection with the negotiation and execution of this Agreement within fifteen (15) days of the Effective Date, the Company shall reimburse Executive for such fees in an amount not to exceed fifteen-thousand ($15,000) dollars.
8.
Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in this Agreement.
9.
Reaffirmation of Covenants.
(a)
Executive acknowledges and agrees that Executive has continuing obligations to the Company pursuant to Section 5 of the Employment Agreement (such obligations, the “Restrictive Covenants”). In entering into this Agreement, Executive acknowledges the continued effectiveness and enforceability of the Restrictive Covenants and expressly reaffirms Executive’s commitment to abide by (and agrees that Executive will abide by) the terms of the Restrictive Covenants during and after the Transition Period.
(b)
The Company acknowledges and agrees that it has continuing obligations to Executive pursuant to Section 2(n) of the Employment Agreement (such obligations, the “Indemnification Obligation”). In entering into this Agreement, the Company acknowledges the continued effectiveness and enforceability of the Indemnification Obligation and expressly reaffirms the Company’s commitment to abide by (and agrees that the Company will abide by) the terms of the Indemnification Obligation during and after the Transition Period.
10.
Lease Agreement. The Company and Executive are parties to that certain Lease Agreement dated on or about April 15, 2016, as amended by the letter agreement dated September 24, 2020, with respect to the house located at 240 Back of the Moon Road, Brinson, Georgia 39825 (the “Lease Agreement”). The Company and Executive agree that (i) the Lease Agreement shall remain in effect through the Retirement Date, on which such date it shall terminate, and (ii) the Purchase Option as defined in the Lease Agreement shall remain exercisable by Executive through the Retirement Date, on which such date the Purchase Option shall expire. The Company and Executive agree that, in the event the termination or expiration terms set forth in the Lease

Agreement conflict with the terms set forth in (i) and (ii) in the preceding sentence, the Lease Agreement is hereby amended to reflect the termination and expiration terms set forth in (i) and (ii) in the preceding sentence.
11.
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
12.
Entire Agreement. This Agreement (and, as referenced herein, the Employment Agreement and the Award Agreements, each as modified by this Agreement) constitutes the entire agreement of the parties hereto with regard to the subject matters hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and the Company with regard to the subject matter hereof; provided, however, this Agreement complements and is in addition to (and does not replace or supersede) any obligations of Executive with respect to confidentiality, non-disclosure, non-solicitation, protection of trade secrets, non-disparagement, or return of property (regardless of whether such obligations arise from contract, common law, statute, or otherwise).
13.
Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
14.
Withholding and Taxes. The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling. Executive shall be responsible for all applicable taxes associated with his receipt of all benefits provided for under this Agreement.
15.
Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16.
Applicable Law and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Delaware, and where applicable, the laws of the United States. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the Delaware Chancery Court, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware, and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum. The Parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the Party in question. The Parties hereto irrevocably waive the right to a jury trial in connection with any action arising under this Agreement or the employment of Executive.

17.
Section 409A. This Agreement and the payments provided hereunder are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. For purposes of Section 409A, any installment payments shall each be treated as separate payments. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from or comply with the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s “separation from service” from the Company within the meaning of Section 409A to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense is incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred (or as otherwise required pursuant to this Agreement), the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and

Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have knowingly and voluntarily executed this Agreement as of the date set forth below, effective for all purposes as provided above.

Stephen E. Croskrey

/s/ Stephen E. Croskrey

Stephen E. Croskrey

Date: May 20, 2024

Danimer Scientific, Inc.

/s/ Richard J. Hendrix

By: Richard J. Hendrix

Title: Interim Executive Chairman

Date: May 20, 2024